Exhibit 99.1

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES CONCURRENT TENDER OFFERS
FOR CERTAIN SERIES OF OUTSTANDING NOTES MATURING PRIOR TO 2006

Philadelphia, PA – February 4, 2004.   Crown Holdings, Inc. (NYSE:CCK) today announced that two of its wholly-owned subsidiaries, Crown Cork & Seal Company, Inc. (“Crown Cork”) and Crown Cork & Seal Finance S.A (“Crown Finance”), will commence concurrent cash tender offers for certain of their respective outstanding unsecured notes described below (the “Notes”).

Crown Cork is offering to purchase for cash any and all of its $60.6 million aggregate principal amount of outstanding 8 3/8% Notes due January 15, 2005 (the “2005 Notes”) at a purchase price of $1,045 per $1,000 principal amount. Crown Finance is offering to purchase for cash up to €86 million aggregate principal amount, or approximately 80%, of its €107.3 million outstanding 6.00% Notes due December 6, 2004 (the “2004 Notes”) at a purchase price of €1,030 per €1,000 principal amount. Holders whose Notes are accepted for purchase will also receive accrued and unpaid interest thereon to, but not including, the date of purchase.

Each tender offer will commence on Thursday, February 5, 2004 and will expire at 5:00 p.m., New York City time, on Friday, March 5, 2004 (the “Initial Expiration Date”), unless extended. Tendered Notes may be withdrawn at any time prior to the Initial Expiration Date, but not thereafter. Consummation of the applicable tender offer is subject to the satisfaction or waiver of various conditions. Each tender offer is independent and is not conditioned upon the other offer, and each offer may be amended, extended or terminated individually.

If the offer for the 2005 Notes is undersubscribed and the offer for 2004 Notes is oversubscribed, the companies reserve the right to use the unused portion of the consideration from the 2005 Note offer to purchase 2004 Notes, subject to the terms and conditions of the offer.

The Information Agent and Depositary is The Bank of New York.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers are made only by reference to the Offer to Purchase dated February 5, 2004. Requests for information and questions regarding the tender offer for the 2005 Notes should be directed to The Bank of New York at 212-815-5098. Requests for information and questions regarding the tender offer for the 2004 Notes should be directed to The Bank of New York at 44-207-964-6513 or 44-207-964-7235.

Cautionary Note Regarding Forward Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include that the tender offers are subject to a number of conditions and the final terms may vary as a result of market and other conditions. There can be no assurance that the tender offers will be completed on the terms described herein or at all.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2002 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

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For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088.